Exhibit 99.1

Valassis Reports 17.0% EPS Gain on 17.7% Revenue Growth in First Quarter

          LIVONIA, Mich., April 21 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI), the leading company in marketing services and Connective Media(TM), today announced financial results for the first quarter ended March 31, 2005.  The company reported quarterly revenues of $279.3 million, up 17.7% from the first quarter of 2004.  First-quarter net earnings were $28.2 million, up 14.7% from the comparable period last year.  The company delivered diluted earnings per share (EPS) of $0.55, at the high end of its previously published EPS range for the quarter of $0.50 to $0.56.

          ”The past two quarters are clear evidence that our strategies to expand our customer base and broaden our product portfolio are delivering sustainable results,” said Alan F. Schultz, Chairman, President and CEO of Valassis.  “Our consultative selling process is enhancing our ability to provide effective, integrated solutions to our customers, while our new business development focus is laying the groundwork for future growth.  We are off to a great start in 2005 and we are confident in our ability to deliver results consistent with our guidance for the year.”

          Quarterly Highlights

          *  Named to Business Ethics magazine’s “100 Best Corporate Citizens” list for the second consecutive year.  The ratings are based on quantitative measures of corporate service to eight stakeholder groups including stockholders.

          *  Delivered 25 integrated solutions, campaigns utilizing three or more Valassis products synergistically, in the first quarter of 2005.  The company anticipates delivering 100 integrated solutions in 2005, compared to 65 in 2004 and 20 in 2003.

          *  Gained SysTrust(R) certification on the company’s co-op free-standing insert (FSI) process.  Valassis is the only company to offer this certification for FSIs, providing additional assurance to marketers concerned about Sarbanes-Oxley, as well as FSI security, processing integrity and confidentiality controls.

          *  Named to FORTUNE magazine’s “100 Best Companies to Work for” list for the eighth consecutive year.  Valassis was inducted into the magazine’s “Hall of Fame.”

          *  Launched the new homeowner direct mail program, a cooperative product allowing restaurants, retail and service advertisers, and consumer packaged goods companies to target advertisements and promotions to new homeowners.

          *  Installed eSettlement, a unique, Web-based system that links retailers and manufacturers in the management and settlement of trade promotions, at a leading regional grocery retailer.

          Financial Highlights

	Three Months Ended March 31,

(in millions, except per share data)	2005	2004	% Change

Total Revenues	$279.3	$237.4	17.7%
Net Earnings	$28.2	$24.6	14.7%
EPS, diluted	$0.55	$0.47	17.0%

          *  Revenues increased 17.7% primarily due to organic, double-digit revenue growth in the Run of Press, Neighborhood Targeted and Household Targeted business segments.  The Free-standing Insert and International & Services segments also experienced moderate growth.  Management noted that the movement of pre-Easter holiday advertising from the second quarter to the first quarter also drove additional demand during the first quarter.

          *  Net interest expense was down 32.1% to $1.9 million for the quarter.

          *  SG&A expense was up 11.5% to $34.1 million for the first quarter due to increases in performance-based incentive plans, investments being made in future growth opportunities and the consolidation of the acquired Direct Marketing Services division of Catalina Marketing in September of 2004.

          *  Cash and auction-rate securities at the end of the quarter were $196.2 million.

          *  The company’s debt position, net of cash and auction-rate securities, was $77.6 million at quarter-end.

          *  The company repurchased 871,181 shares of its stock during the first quarter of 2005.  The company plans to use 75% of free cash flow from operations in 2005 for share repurchase.

          Reclassification of Auction-rate Securities

          As of March 31, 2005, Valassis owned $92.5 million in auction-rate securities.  Like many other companies that invest in auction-rate securities, the company has determined, in consultation with the audit committee, that the company’s investments in auction-rate securities should be reclassified as such.  Historically, the company had classified these investments as cash and cash equivalents.  As a result of this reclassification, restatements of financial statements for prior fiscal years will be required and the company is in the process of preparing such restated financial statements.  The effect of the restatements will not have any impact on previously reported total assets, net earnings, net earnings per share, or the company’s consolidated statements of income.

          Business Segment Discussion

          *  Market Delivered Free-standing Insert (FSI): Co-op FSI revenues for the first quarter were $131.7 million, up 3.4%.  This increase was due to continued industry unit growth and increases in market share compared to the prior year first quarter, offsetting the reduction in co-op FSI pricing.  In regard to FSI pricing, management noted that the company will continue its strategy.  The results of this strategy are presently inconclusive. Management also noted the company is maintaining its co-op FSI market share. FSI cost of goods sold was relatively flat for the quarter on a cost per thousand (CPM) basis with lower media and production costs offsetting the increase in the cost of paper.

          *  Market Delivered Run of Press (ROP): ROP revenues, generated from the brokering of advertising space on behalf of newspapers, were up in the first quarter from $21.7 million to $30.1 million, or 38.7%, year over year. Management noted the revenue growth was organic and gross profit contribution exceeded management’s plan for the quarter.

          *  Neighborhood Targeted Products (Cluster Targeted): Neighborhood Targeted product revenues increased 40.5% for the quarter to $74.3 million. The increase in revenue was primarily attributed to growth in preprinted inserts related to the telecommunications and retail customer verticals. Management noted that this revenue growth was accompanied by an improved gross margin, consistent with the company’s guidance.

          *  Household Targeted Products (1 to 1): Household Targeted product revenues are comprised of PreVision Marketing, Valassis Relationship Marketing Systems (VRMS) and direct mail.  Household Targeted product revenues increased 55.7% to $19.0 million for the quarter, due to the growing interest in frequent shopper-based data among consumer packaged goods companies.

          *  International & Services: International & Services revenues are comprised of NCH Marketing Services, Valassis Canada and Promotion Watch. International & Services reported revenues of $24.2 million for the first quarter, up 4.3%.  As previously announced, the company is continuing to test new media products and services in Europe this year.

          Outlook

          2005 guidance remains as previously announced.  In its Oct. 21, 2004 third-quarter earnings release, the company provided full-year revenue and EPS guidance for 2005.  The company expects revenue to be up by a percentage in the mid-single digits for 2005, with EPS between $1.80 and $2.00.  Management provided the following quarterly EPS projections for 2005 on Feb. 22, 2005:

Quarter	Projected EPS Range	Actual Results

1	$0.50 - $0.56	$0.55
2	$0.45 - $0.51
3	$0.39 - $0.45
4	$0.44 - $0.50

          Conference Call Information

          Valassis will hold an investor call today to discuss its first-quarter results at 11 a.m. (EDT).  The call-in number is (800) 218-0204.  The call will simulcast on the company’s Web site, at http://www.valassis.com , and replay through May 4, 2005 at (800) 405-2236, pass code 11014999.  This press release and the Webcast will be archived on the company’s Web site under “Investor.”

          About Valassis

          Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada.  Valassis’ products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services.  Valassis has been listed as one of FORTUNE magazine’s “Best Companies to Work For” for eight consecutive years. Valassis subsidiaries include Valassis Canada, PreVision Marketing(R), LLC, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For additional information, visit the company Web site at http://www.valassis.com .

          Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(in thousands)

Assets	Mar. 31, 2005	Dec. 31, 2004

Current assets:
Cash and cash equivalents	$103,708	$85,214
Auction-rate securities	92,537	102,866
Accounts receivable	260,390	264,924
Inventories	26,888	27,616
Deferred income taxes	1,647	1,641
Other	11,735	18,922
Total current assets	496,905	501,183
Property, plant and equipment, at cost	241,156	227,765
Less accumulated depreciation	(137,783)	(134,276)
Net property, plant and equipment	103,373	93,489
Intangible assets	208,922	208,922
Less accumulated amortization	(74,261)	(74,125)
Net intangible assets	134,661	134,797
Investments	323	283
Deferred income taxes	2,414	2,412
Other assets	4,343	5,801
Total assets	$742,019	$737,965

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(in thousands)

Liabilities and Stockholders’ Equity	Mar. 31 2005	Dec. 31, 2004

Current liabilities:
Accounts payable and accruals	$258,865	$283,589
Progress billings	46,279	31,806
Total current liabilities	305,144	315,395
Long-term debt	273,814	273,703
Other liabilities	8,297	8,361
Stockholders’ equity:
Common stock	632	631
Additional paid-in capital	35,221	25,996
Retained earnings	519,773	491,531
Treasury stock	(404,680)	(381,437)
Accumulated other comprehensive gain	3,818	3,785
Total stockholders’ equity	154,764	140,506
Total liabilities and stockholders’ equity	$742,019	$737,965

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended Mar. 31 2005	Quarter Ended Mar. 31 2004	% Change

Revenues	$279,284	$237,353	+ 17.7%
Costs and expenses:
Costs of products sold	199,656	165,524	+ 20.6%
Selling, general and administrative	34,067	30,544	+ 11.5%
Total costs and expenses	233,723	196,068	+ 19.2%
Earnings from operations	45,561	41,285	+ 10.4%
Other expenses and income:
Interest expense	2,677	3,167	- 15.5%
Other (income) and expenses	(1,074)	(529)	+ 103.0%
Total other expenses and income	1,603	2,638	- 39.2%
Earnings before income taxes	43,958	38,647	+ 13.7%
Income taxes	15,716	14,025	+ 12.1%
Net earnings	$28,242	$24,622	+ 14.7%
Net earnings per common share, diluted	$0.55	$0.47	+ 17.0%
Weighted average shares outstanding, diluted	51,430	52,547	- 2.1%
Supplementary Data
Amortization	$136	$54
Depreciation	3,657	3,627
Capital expenditures	9,054	2,203

SOURCE  Valassis

          -0-                                        04/21/2005
          /CONTACT:  Sherry Lauderback of Valassis, +1-734-591-7374, Fax:
+1-734-591-4503, lauderbacks@valassis.com /
          /Web site:  http://www.valassis.com /
_